Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823, 333-185059, 333-200656, 333-214824, 333-221963, 333-235261, 333-250799 and 333-261275), on Form S-3 (File Nos. 333-276240 and 333-284847) and on Form S-1 (File No. 333-212649) of our report dated September 20, 2024, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of and for the fiscal year ended June 30, 2024, which appears in this Form 10-K.

/s/ Weinberg & Company

Weinberg & Company P.A.

Los Angeles, California

September 19, 2025